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                      June 13, 2022

       Christine West
       Chief Financial officer
       Endeavour Silver Corp.
       # 1130-609 Granville Street
       Vancouver
       British Columbia
       Canada V7Y 1G5

                                                        Re: Endeavour Silver
Corp.
                                                            Form 40-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 10,
2022
                                                            File No. 001-33153

       Dear Ms. West:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation